STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate ofAmendment:

1.	Name of Statutory Trust: Delaware Wilshire Private Markets Tender Fund

2.

The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

FIRST: That the name of the Trust is changed from "Delaware Wilshire Private Markets Tender Fund" to "Wilshire Private Assets Tender Fund".

3.	This Certificate of Amendment shall be effective May 1, 2024.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 30th day of April, 2024.

By:	/s/ William M. Doran
Name:	William M. Doran
Title:	Trustee, Delaware Wilshire Private Markets Tender Fund